SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

          Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of
                     1934 or Suspension of Duty to File
 Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number 001-12229

                                DePuy, Inc.
           (Exact name of registrant as specified in its charter)

                           700 Orthopaedic Drive
                           Warsaw, Indiana 46580
                               (219) 267-8143
            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)


                   Common Stock, par value $.01 per share
          (Title of each class of securities covered by this Form)


        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)        [X]         Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(1)(ii)       [ ]         Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(i)        [ ]         Rule 12h-3(b)(2)(ii)      [ ]
Rule 12g-4(a)(2)(ii)       [ ]         Rule 15d-6                [ ]
Rule 12h-3(b)(1)(i)        [X]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934 DePuy, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 4, 1998       By: /s/ Michael J. Dormer
                                  -------------------------------
                                  Name:  Michael J. Dormer
                                  Title: President and Chief
                                          Operating Officer